SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

DICON FIBEROPTICS, INC.

(Exact Name of Registrant as Specified in Its Charter)

California (State or Other Jurisdiction of Incorporation or Organization)	94-3006185 (IRS Employer Identification No.)

1689 Regatta Blvd.
Richmond, CA 94804
(Address of Principal Executive Offices)

DiCon Fiberoptics, Inc. Employee Stock Option Plan
(Full Title of the Plan)

Ho-Shang Lee
President and Chief Executive Officer
1689 Regatta Blvd.
Richmond, CA 94804
(Name and Address of Agent For Service)

(510) 620-5000
(Telephone Number, Including Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE

Title Of Each		Proposed	Proposed
Class Of		Maximum	Maximum
Securities	Amount	Offering	Aggregate	Amount Of
To Be	To Be	Price	Offering	Registration
Registered	Registered	Per Unit	Price(1)	Fee

Common stock, no par value	7,281,162	$0.53	$3,859,016	$312.19

(1)	Calculated in accordance with Rule 457(h) based on the book value per share of common stock on June 30, 2003.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     Note. The document(s) containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1). Such documents need not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. See Rule 428(a)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The documents listed below are incorporated by reference in this Registration Statement:

     Annual Report on Form 10-K for the year ended March 31, 2003, under the Securities Exchange Act of 1934.

     All documents subsequently filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part thereof from the date of filing of such documents.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     None.

Item 6. Indemnification of Directors and Officers.

     (a)  Limitation of liability.

     Section 204(a)(10) of the California Corporations Code allows a corporation to eliminate the personal liability of a director for monetary damages in an action brought by or in the right of the corporation for breach of a director’s duties to the corporation and its stockholders, except that such a provision may not eliminate or limit the liability of directors for: (A)(i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its stockholders or that involve the absence of good faith on the part of the director, (iii) any transaction from which a director derived an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director’s duty to the corporation or its stockholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of serious injury to the corporation or its stockholders, (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its stockholders, (vi) certain liabilities arising from contracts with the corporation in which the director has a material financial interest, (vii) the making of any distributions to stockholders contrary to the law, (viii) the distribution of assets to shareholders after dissolution proceedings without paying or adequately providing for all known liabilities of the corporation within certain time limits, or (ix) the making of any loan or guaranty contrary to law, (B) any liability for any act or omission occurring prior to the date of the provision’s effectiveness, or (C) any liability for an officer’s acts or omissions, notwithstanding that the officer is also a director or that the officer’s actions, if negligent or improper, have been ratified by the directors.

     The Registrant’s Articles of Incorporation contain a provision which eliminates the personal liability of directors for monetary damages to the fullest extent permissible under California law.

     (b)  Indemnification.

     Section 317 of the California Corporations Code empowers a corporation to indemnity any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in the best interests of the corporation or that the person had reasonable cause to believe that the person’s conduct was unlawful. Section 317 empowers the corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith, in a manner the person believed to be in the best interests of the corporation and its stockholders, provided that (i) the person is successful on the merits or (ii) such amounts are paid with court approval. Section 317 also provides that, unless a person is successful on the merits in defense of any proceeding referred to above, indemnification may be made only if authorized in the specific case, upon a determination that indemnification is proper in the circumstances because the indemnified person met the applicable standard of conduct described above by one of the following: (1) a majority vote of a quorum consisting of directors who are not parties to such proceedings; (2) if such quorum is not obtainable, by independent legal counsel in a written opinion; (3) by approval of stockholders with such indemnified person’s shares not being entitled to vote thereon; or (4) by the court in which the proceeding is or was pending upon application by or on behalf of the person. Such indemnification may be advanced to the indemnified person upon the receipt by the corporation of an undertaking by or on behalf of the indemnified person to repay such amount in the event it shall be ultimately determined that such indemnified person is not entitled to indemnification. Section 317 also allows the corporation, by express provision in its articles, to authorize additional rights for indemnification pursuant to Section 204(a)(11).

     Section 204(a)(11) of the California Corporations Code allows a corporation to indemnify directors, officers, employees and agents in excess of that expressly permitted by Section 317 of the California Corporations Code for breach of duty to the corporation and its shareholders, except that a corporation may not indemnify directors, officers, employees or agents for acts or omissions or transactions from which a director may not be relieved of liability under California Corporations Code 204(a)(10) (described above) or as to circumstances in which indemnity is expressly prohibited by Section 317 of the California Corporations Code.

     The Registrant’s Articles of Incorporation authorizes Registrant to provide indemnification to directors, officers employees and agents of Registrant to the fullest extent permissible under California law.

     The Registrant’s By-Laws provides indemnification to directors of Registrant to the maximum extent and in the manner permitted by the California Corporations Code.

     The Registrant’s By-Laws authorizes Registrant to indemnify officers, employees and agents of Registrant to the maximum extent and in the manner permitted by the California Corporations Code.

     (c)  Insurance.

     The Registrant has purchased liability insurance policies covering Registrant’s directors and officers.

Item 7. Exemption From Registration Claimed.

     Not applicable.

Item 8. Exhibits.

     3.2       By-Laws of DiCon Fiberoptics, Inc., as amended dated May 15, 2002. (a)

     5.1       Opinion of Tobin & Tobin, a professional corporation, as to legality (including consent of such firm).

     10.1     DiCon Fiberoptics, Inc. Employee Stock Option Plan. (a)

     23.1     Consent of Tobin & Tobin (included in Exhibit 5.1).

     23.2     Consent of PricewaterhouseCoopers LLP.

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     (a)  Incorporated by reference from the correspondingly numbered Exhibit to the Form 10 Registration Statement filed by registrant with the Securities and Exchange Commission on July 23, 2002.

Item 9. Undertakings.

(a)  The undersigned Registrant hereby undertakes:

     (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii)  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

     (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Richmond, State of California, on July 21, 2003.

DICON FIBEROPTICS, INC. (Registrant)

By:	/s/ Ho-Shang Lee

Ho-Shang Lee, President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Titles	Date

/s/ Ho-Shang Lee Ho-Shang Lee	President, Chief Executive Officer and Director (principal executive officer)	July 21, 2003

/s/ Jannett Wang Jannett Wang	Vice President of Administration (principal financial officer and principal accounting officer)	July 21, 2003

/s/ Chung-Lung Lin Chung-Lung Lin	Director	July 21, 2003

/s/ Andrew F. Mathieson Andrew F. Mathieson	Director	July 21, 2003

/s/ Dunson Cheng Dunson Cheng	Director	July 21, 2003

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION OF DOCUMENT	PAGE NO.

3.2	By-Laws of DiCon Fiberoptics, Inc., as amended dated May 15, 2002. (a)

5.1	Opinion of Tobin & Tobin, a professional corporation, as to legality (including consent of such firm).

10.1	DiCon Fiberoptics, Inc. Employee Stock Option Plan. (a)

23.1	Consent of Tobin & Tobin (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP.

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     (a)  Incorporated by reference from the correspondingly numbered Exhibit to the Form 10 Registration Statement filed by registrant with the Securities and Exchange Commission on July 23, 2002.